EXHIBIT 2.2



CONFORMED COPY







                             DATED 19 NOVEMBER 2001
                       -----------------------------------


                            TXU EUROPE GROUP PLC           (1)

                                       AND

                        LONDON ELECTRICITY GROUP PLC       (2)



                       -----------------------------------

                                SALE AND PURCHASE
                                    AGREEMENT
                                   RELATING TO
                        24 SEVEN UTILITY SERVICES LIMITED

                       -----------------------------------

                                   NORTON ROSE


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                                    CONTENTS

CLAUSE                                                                    PAGE

1      Definitions and interpretation......................................1

2      Conditions precedent................................................3

3      Sale of the Sale Shares.............................................3

4      Consideration.......................................................3

5      Completion..........................................................3

6      Post-completion matters.............................................4

7      TXUEG's and Buyer's Warranties......................................5

8      Buyer's remedies; TXUEG protections.................................5

9      Pensions............................................................5

10     Confidentiality.....................................................5

11     Assignability.......................................................6

12     Remedies to be cumulative...........................................6

13     Costs...............................................................6

14     Further assurance...................................................6

15     Announcements.......................................................6

16     Entire agreement....................................................6

17     Miscellaneous.......................................................7

18     Notices.............................................................7

19     Choice of law and submission to jurisdiction........................8


Schedule 1 Warranties......................................................9

Schedule 2 Basic Information about 24 Seven...............................11

Schedule 3 Pensions.......................................................12


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THIS AGREEMENT is dated 19 November 2001 and is made BETWEEN:

(1) TXU EUROPE GROUP PLC (No. 3247622) (a company incorporated under the laws of England and Wales) whose registered office is at The Adelphi, 1-11 John Adam Street, London WC2N 6HT ("TXUEG"); and

(2) LONDON ELECTRICITY GROUP PLC (No.2366852) (a company incorporated under the laws of England) whose registered office is at Templar House, 81-87 High Holborn, London, WC1V 8NU (the "BUYER").

WHEREAS:

(A) 24 Seven Utilities Services Limited ("24 SEVEN") has an authorised share capital of (pound)50,000,200 divided into 25,000,000 H ordinary shares of (pound)1 each, of which 1,000,001 such shares have been issued, 25,000,000 I ordinary shares of (pound)1 each, of which 1,000,001 such shares have been issued, 300 H preference shares of 331/3 pence each, of which 300 such shares have been issued, and 300 I preference shares of 331/3 pence each, of which 300 such shares have been issued.

(B) TXUEG is the registered and beneficial owner of 1,000,001 H ordinary shares and 200 H preference shares in the capital of 24 Seven (basic information on which is set out in schedule 2).

(C) Subject to satisfaction of the condition referred to in this Agreement, this Agreement provides for TXUEG to sell, and the Buyer to purchase, all the issued ordinary shares and preference shares referred to in (B) above.

NOW IT IS HEREBY AGREED as follows:

1    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

     "BUSINESS DAY" means a day on which banks are open for a full range of domestic transactions in the City of London (excluding Saturdays) and "BUSINESS DAYS" shall be construed accordingly;

     "CA 1985"  means the Companies Act 1985;

     "COMPLETION" means completion of the transactions contemplated by clause 5 of this Agreement;

     "COMPLETION DATE" means the date of Completion;

     "DISCLOSURE LETTER" has the meaning set out it the EE S&P ;

     "EE" means Eastern Electricity Limited (No. 2366906) (a company incorporated under the laws of England and Wales) whose registered office is at Wherstead Park, Wherstead, Ipswich, Suffolk IP9 2AQ;

     "EE HOLDCO" means Eastern Electricity Holdings Limited (No. 4191756) (a company incorporated under the laws of England and Wales) whose registered office is at Wherstead Park, Wherstead, Ipswich, Suffolk IP9 2AQ;

     "EE S&P" means the agreement dated the same date as this Agreement made between EE Holdco, the Buyer and TXUEG relating to the sale by EE Holdco of its shares in EE;


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     "GROUP" means, in relation to any company, that company and any company which is a holding company or subsidiary of that company and any subsidiary of such holding company; and for the purposes of this Agreement "SUBSIDIARY" and "HOLDING COMPANY" have the meanings ascribed thereto by sections 736 and 736A Companies Act 1985;

     "ICTA 1988" means the Income and Corporation Taxes Act 1988;

     "JV AGREEMENT" means the Joint Venture Agreement/Shareholders Agreement made between TXUEG and the Buyer relating to 24 Seven dated 14 December 1999 as amended and supplemented from time to time.

     "PRE-CONTRACTUAL STATEMENT" means any agreement, undertaking, representation, warranty, statement, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with 24 Seven or any of the matters contemplated by the Transaction Documents (or any of them);

     "PURCHASE PRICE" means(pound)40,000,000;

     "SALE SHARES" means the 1,000,001 H ordinary shares of (pound)1 each and the 200 H preference shares of 331/3 pence each of 24 Seven to be purchased by the Buyer under this Agreement;

     "24 SEVEN" means 24 Seven Utility Services Limited, a company registered in England under no. 3870728 whose registered office is at Harold Hill, Spilsby Road, Romford, Essex RM3 8UB;

     "THIRD PARTY LIABILITIES" means all and any guarantees or other liabilities which TXUEG (or any member of its Group, excluding EE) owes (actually or contingently) in respect of 24 Seven;

     "TRANSACTION DOCUMENTS" has the meaning set out in the EE S&P ; and

     "WARRANTIES" means the warranties set out in schedule 1.

1.2  In this Agreement:

     (a) any document expressed to be "in the agreed form" means a document in a form approved by (and for the purpose of identification signed by or on behalf of) each of the Parties;

     (b) references to clauses and the schedules are unless otherwise stated to clauses of and the schedules to this Agreement; and

     (c) subject to paragraph (d) below, references to "this Agreement", including the schedules thereto shall be to this Agreement and references to "the Parties" shall be to the parties to this Agreement and "Party" shall be construed accordingly;

     (d) where the context requires, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended, novated or supplemented in accordance with its terms, or, as the case may be, with the agreement of the relevant parties;

     (e) references to any enactment (meaning any statute or statutory provision, whether of the United Kingdom or elsewhere, subordinate legislation (as defined by section 2(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision) shall be construed as references to:

          (i) any enactment which that enactment has directly or indirectly replaced (whether with or without notification); and


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          (ii) that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof.

     (f) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

     (g) the headings to the clauses and the schedules are for convenience only and shall not affect the construction or interpretation of this Agreement; and

     (h) the Interpretation Act 1978 shall apply in the same way as it applies to an enactment.

2    CONDITIONS PRECEDENT

2.1 Each Party agrees that this Agreement (save for this clause 2 and clauses 11 to 19 inclusive) is conditional upon satisfaction of all of the completion obligations set out in clause 5.1 of the EE S&P (other than the obligation to complete this Agreement).

2.2 If the condition set out in clause 2.1 above has not been satisfied by 30 June 2002 (or such later date as the Parties may agree) then the provisions of this Agreement (with the exception of those set out in clauses 11 to 19 inclusive) shall forthwith terminate and cease to be of effect and, save as aforesaid, no Party shall have any claim against the others.

3    SALE OF THE SALE SHARES

3.1 TXUEG shall sell, and the Buyer shall purchase, the Sale Shares with effect from Completion.

3.2 TXUEG shall sell and transfer the Sale Shares free from all encumbrances and with full title guarantee with effect from Completion.

3.3 The Parties irrevocably waive any rights of pre-emption or transfer conferred on them by the Articles of Association of 24 Seven or under the JV Agreement or otherwise over the Sale Shares.

3.4 In the event that there is any conflict between the provisions of this Agreement and the JV Agreement, the provisions of this Agreement shall prevail.

4    CONSIDERATION

     The consideration for the Sale Shares shall be the payment on Completion by the Buyer to TXUEG of the Purchase Price in cash.

5    COMPLETION

5.1 Completion shall take place immediately following the satisfaction of the condition set out in clause 2.1 above at the same place as completion of the EE S&P when all (but not part only) of the following business shall be transacted:

5.1.1 the Buyer shall pay the Purchase Price by electronic funds transfer for value on the day of Completion to a bank account nominated by TXUEG and payment of the Purchase Price into such account shall constitute a good discharge by the Buyer in respect of it;

5.1.2 TXUEG shall deliver to the Buyer transfers in respect of the Sale Shares duly executed and completed in favour of the Buyer or as it may direct or have directed, together with the certificates representing such Sale Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

5.1.3 the Parties shall cause the transfers mentioned in clause 5.1.2 to be resolved to be registered (subject only to their being duly stamped) and cause such persons as the Buyer shall direct to be validly


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          appointed or, in the case of existing Directors of 24 Seven, removed as Directors of 24 Seven;

5.1.4 TXUEG shall repay, or procure the repayment to 24 Seven of, all indebtedness outstanding at Completion from TXUEG or any member of TXUEG's Group or any director of TXUEG or any member of TXUEG's Group to 24 Seven; and

5.1.5 the Buyer shall procure that all indebtedness outstanding at Completion from 24 Seven, any member of 24 Seven's Group or any director of 24 Seven or any member of 24 Seven's Group to TXUEG is repaid.

5.2 If the Buyer fails or is unable to comply with any of its obligations under the preceding provisions of this clause 5 on the Completion Date, TXUEG shall be deemed to have selected such of the following as it has selected under clause 5.3 of the EE S&P:

          (a) defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 5 shall apply to Completion as so deferred); or

          (b) proceed to Completion so far as practicable but without prejudice to TXUEG's rights (whether under this Agreement generally or under this clause) to the extent that the Buyer shall not have complied with its obligations thereunder; or

          (c) treat such failure or inability to comply as a repudiatory breach of this Agreement, acceptance of which shall discharge TXUEG from its undischarged obligations under this Agreement (without prejudice to any other remedy which TXUEG may have, whether in damages or otherwise).

6    POST-COMPLETION MATTERS

6.1 TXUEG hereby declares that for so long as it remains the registered holder of any of the Sale Shares after Completion it will:

6.1.1 hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer and its successors in title;

6.1.2 deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 6.1.1 as the Buyer or any such successor may direct; and

6.1.3     if so requested by the Buyer or any such successor:

          (a) vote at all meetings which he shall be entitled to attend as the registered holder of the Sale Shares in such manner as the Buyer or any such successor may direct; and

          (b) execute all instruments of proxy or other documents which the Buyer may reasonably require and which may be necessary or desirable or convenient to enable the Buyer or any such successor to attend and vote at any such meeting.

6.2  THIRD PARTY LIABILITIES

6.2.1 The Buyer shall use its reasonable endeavours as soon as reasonably practicable after Completion to procure that TXUEG (and any member of its Group, excluding EE and 24 Seven) is released from all Third Party Liabilities.

6.2.2 The Buyer irrevocably and unconditionally agrees to indemnify and hold harmless TXUEG (for itself and on behalf of any member of its Group, excluding EE) against all losses, demands, liabilities and reasonable costs and expenses which TXUEG (or any member of its Group, excluding EE and 24 Seven) may suffer or incur after the Completion Date in respect of Third Party Liabilities.


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7    TXUEG'S AND BUYER'S WARRANTIES

7.1 In consideration of the Buyer entering into this Agreement, TXUEG warrants to the Buyer (subject to clause 8) that each of the Warranties is true and accurate in all material respects and not misleading in any material respect at the date of this Agreement.

7.2 TXUEG acknowledges that, in entering into this Agreement, the Buyer has relied on the Warranties.

7.3 Each of the Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.4 The Buyer warrants at the date of this Agreement to TXUEG that it is not aware of any matter which constitutes a breach of the Warranties.

8    BUYER'S REMEDIES; TXUEG PROTECTIONS

8.1 If, whether before or after Completion, the Buyer becomes aware that any of the Warranties was untrue, inaccurate or misleading or there has been any breach of the Warranties or any other term of this Agreement, the Buyer shall not be entitled to treat this Agreement as rescinded or terminated but shall (for the avoidance of doubt) be entitled to claim damages or exercise any other right, power or remedy under, and subject to, this Agreement.

8.2 No liability shall attach to TXUEG in respect of claims under the Warranties if and to the extent that the limitations in schedule 2 of the EE S&P apply to such liability.

8.3 The Buyer shall not be entitled to claim that any fact causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter (as defined in the EE S&P) or in any document thereby disclosed and for this purpose "fairly disclosed" means disclosed in such manner and such detail as to provide a reasonable purchaser with notice of the matter in question.

9    PENSIONS

     The Parties shall implement all the matters set out in schedule 3.

10   CONFIDENTIALITY

     The Buyer shall (and shall ensure that its directors, officers, employees, agents and advisers shall) safeguard, treat as confidential, and not use for the purposes of its own business, all information, documents and materials which it acquires in connection with this Agreement and which relate to the business of TXUEG or any member of TXUEG's Group (excluding EE and 24 Seven), except:

          (a) as may be required by law or by any relevant national or supranational regulatory authority or by the rules of any recognised stock exchange, in which case the Buyer shall, if practicable, supply a copy of the required disclosure to the other Parties before it is disclosed and comply with the reasonable requests of the other Parties regarding the extent of such disclosure;

          (b) where it has come into the public domain otherwise than through breach of this clause 10; and

          (c) to the Buyer's professional and financial advisers who are required to know the same to carry out their duties.


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11   ASSIGNABILITY

11.1 This Agreement shall be binding on and shall enure for the benefit of each Party's successors and permitted assigns.

11.2 None of the Parties may, without the written consent of the others, assign any of their respective rights or obligations under this Agreement.

12   REMEDIES TO BE CUMULATIVE

     No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy available at law, in equity, by statute or otherwise. Each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law in equity, by statute or otherwise. The election by any Party to pursue one or more of such remedies shall not constitute a waiver by such Party of the right to pursue any other available remedy.

13   COSTS

     Each of the Parties shall be responsible for its respective legal and other costs incurred in relation to the preparation and completion of this Agreement.

14   FURTHER ASSURANCE

     Each of the Parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, execute and deliver to the other Parties such other instruments and documents and take such other action as may be required to carry out, evidence and confirm the provisions of this Agreement.

15   ANNOUNCEMENTS

5.1 Subject as required by law or by any recognised stock exchange or any relevant national or supra-national regulatory authority, all announcements by or on behalf of any of the Parties and relating to the subject matter of this Agreement shall be in terms to be agreed between the Parties in advance of issue.

15.2 If a Party is required by law or by any recognised stock exchange or any relevant national or supra-national authority to make an announcement, that Party shall to the extent practicable and permitted by the relevant law, rule, order, exchange or body:

          (a) provide the other Parties with advance notice of the requirement and a copy of the announcement to be made; and

          (b) permit the other Parties to make representations in relation to it with a view to avoiding the requirement for an announcement to be made.

16   ENTIRE AGREEMENT

16.1 Each of the Parties on behalf of itself and as agent for each member of its respective Group acknowledges and agrees that:

          (a) other than the JV Agreement, the Transaction Documents constitute the whole and only agreement and understanding between the Parties in connection with 24 Seven and the matters described in them and in the event of any conflict between the Transaction Documents and the JV Agreement, the Transaction Documents shall prevail;

          (b) it has not entered into the Transaction Documents in reliance on any Pre-contractual Statement which is not expressly set out in the Transaction Documents (or any of them) and, to the extent


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               that any Pre-contractual Statement was made or given and is not expressly set out in the Transaction Documents (or any of them), it irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation thereto; and

          (c) it has no right of action or other remedy whatsoever against any other Party arising out of or in connection with any Pre-contractual Statement not expressly set out in the Transaction Documents and the only rights and remedies available to it in connection with the Transaction Documents are damages for breach of contract and, for the avoidance of doubt, no Party has any right to rescind all or any of the Transaction Documents for negligent or innocent misrepresentation or otherwise, provided always that this clause 16.1 shall not exclude or limit any liability or any right which any Party may have in respect of Pre-Contractual Statements made or given fraudulently or dishonestly or in circumstances where there has been wilful concealment.

16.2 No purported variation of the Transaction Documents shall be effective unless made in writing.

17   MISCELLANEOUS

17.1 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

17.2 A Party's failure to insist on strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature.

17.3 No waiver shall be effective unless specifically made in writing and signed by a duly authorised officer of the Party granting such waiver.

17.4 This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.5 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party.

17.6 If Completion is delayed because of the default of the Buyer and TXUEG is willing and able to perform its obligations on Completion, the Buyer shall, in addition to the payment due under clause 5.1.1, pay to TXUEG a supplementary amount computed as if it were interest on to the payment due under clause 5.1.1 at a rate determined by TXUEG to be three per cent. above the London Inter-Bank Offered Rate which appears on Telerate Page 3750 for overnight sterling deposits over the period from (and including) the Completion Date to (but excluding) the date of actual making of the payment due under clause 5.1.1, such interest to accrue from day to day.

18   NOTICES

18.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed:

          (a) duly given, if left at or sent by (i) first class post or airmail or express or other fast postal service or (ii) registered post or (iii) the recorded delivery service or (iv) facsimile transmission, in each case using the relevant notice details set out in clause 18.2 or to such other address and/or number as such Party may, by notice given in accordance with this clause to all other Parties expressly substitute for such details; and


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          (b)  to have been received by the recipient if it is:

               (i)  delivered by hand, on delivery;

               (ii) duly posted or transmitted in accordance with clause
                    18.1(a) by any of the methods there specified, on the second (or where sent airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) upon receipt by the sender of the correct transmission report;

               provided that if, in accordance with the above provisions, any such notice or other document would otherwise be deemed to be given or made after 5.00 p.m. on any Business Day, such notice or document shall be deemed to be given or made at 9.00 a.m. on the next following Business Day.

18.2 The notice details of the parties are as follows:

          (a)  the Buyer:

               address       81 - 87 High Holborn, London, WC1V 6NU

               attention     Company Secretary

               facsimile no. (020) 7331 3624

          (b)  TXUEG

               address        Wherstead Park, Wherstead, Suffolk IP9 2AQ

               attention      Company Secretary

               facsimile no.  (01473)  554003

18.3 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the correct transmission report was received by the sender (as the case may be).

19   CHOICE OF LAW AND SUBMISSION TO JURISDICTION

19.1 This Agreement shall be governed by and interpreted in accordance with English law.

19.2 The Parties hereby submit to the exclusive jurisdiction of the High Court of Justice in England.

     IN WITNESS whereof this Agreement has been executed the day and year first above written


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                                   SCHEDULE 1

                                   WARRANTIES

1    CAPACITY OF TXUEG

19.3 TXUEG is a company duly incorporated and validly existing under the laws of England and Wales.

19.4 TXUEG has the requisite power and authority to enter into and perform this Agreement.

19.5 This Agreement constitutes valid and binding obligations of TXUEG in accordance with its terms.

19.6 The execution and delivery of this Agreement, and the performance by TXUEG of its obligations under this Agreement, will not:

          (a) result in a breach of any provision of its memorandum or articles of association; or

          (b) result in a breach of any agreement, licence or other instrument or order, judgement or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

20   INSOLVENCY

20.1 No order has been made or petition presented, meeting convened or resolution passed for the winding up of TXUEG or for a provisional liquidator to be appointed in respect of TXUEG.

20.2 No administration order has been made and no petition for such an order has been presented in respect of TXUEG.

20.3 TXUEG is not  insolvent,  or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, nor has stopped paying its debts as they fall due.

20.4 No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of TXUEG.

20.5 No receiver (which expression shall include an administrative receiver) has been appointed in respect of any of the assets or undertaking of TXUEG.

20.6 No distress or execution has been levied on, or other process commenced against, the Sale Shares.

20.7 TXUEG is not aware of any circumstances which have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 20.1 to 20.6 above in respect of TXUEG, which could have a material adverse effect on the transaction contemplated by this Agreement.

21   SALE SHARES

21.1 TXUEG is the full legal and beneficial owner of the Sale Shares.

21.2 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Sale Shares, there is no agreement or commitment to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.


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21.3 Subject only to compliance with the Articles of Association of 24 Seven and the JV Agreement, TXUEG is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Sale Shares to the Buyer on the terms set out in this Agreement.

21.4 The Sale Shares are fully paid or credited as fully paid.


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                                   SCHEDULE 2

                        BASIC INFORMATION ABOUT 24 SEVEN


1.   Registered number             :  3870728

2.   Date of incorporation         :  3 November 1999

3.   Place of incorporation        :  England

4.   Address of registered office  :  Harold Hill
                                      Spilsby Road
                                      Romford
                                      Essex  RM3 8UB

5.   Class of company              :  private limited

6.   Authorised share capital      :  25,000,000  H Ordinary Shares of(pound)1
                                      25,000,000  I Ordinary Shares of(pound)1
                                             300  H Preference Shares of 33 1/3p
                                             300  I Preference Shares of 33 1/3p

7.   Issued share capital              1,000,001  H Ordinary Shares
                                       1,000,001  I Ordinary Shares
                                             300  H Preference Shares
                                             300  I Preference Shares

8.   Directors                     :  Ian Beament
                                      Homer J Gibbs
                                      David Jeffries
                                      Bruno Lescoeur
                                      Paul Marsh
                                      Philip Turberville
                                      Gerald Wingrove

9.   Secretary                     :  Mark Bullock

10.  Accounting reference date     :  31 December

11.  Auditors                      :  Arthur Andersen


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                                   SCHEDULE 3

                                    PENSIONS

1    INTERPRETATION

(A) In addition to the provisions of clause 1 of this agreement, this Schedule shall be construed as set out in this paragraph.

(B) The following expressions and related expressions have the same meanings as in the Pension Schemes Act 1993: "CASH EQUIVALENT", "CONTRACTED-OUT", "GUARANTEED MINIMUM PENSION", TRANSFER PREMIUM", "MONEY PURCHASE BENEFITS" and section 9(2B) rights.

(C)  The following  expressions have the same meanings as in the Rules of the
     ESPS: "SALARY", "PENSIONABLE SALARY", "CONTRIBUTING SERVICE", "PENSIONABLE SERVICE" and "PARTICIPATING EMPLOYER".

(D)  All references to notifications and other communications mean written ones.

(E)  The following expressions have the following meanings:

          "24 SEVEN" means, for the purposes of this schedule, 24 Seven Utility Services Limited and 24 Seven Contract Services Limited;

          "ACTUAL PAYMENT DATE" means the date on which the Transfer Amount is actually transferred to the Buyer's Scheme;

          "ACTUARY" means a Fellow of the Institute or Faculty of Actuaries or a firm of those Fellows or a body making available the advice of one of those Fellows;

          "ACTUARY'S LETTER" means the letter dated 16th November 2001 from TXUEG's Actuary to the Buyer's Actuary relating to this Schedule, a copy of which is Appendix B;

          "AGREED RATE" means a rate per annum equal to the base rate of Barclays Bank PLC from time to time compounded half-yearly and references to interest at the Agreed Rate mean interest accruing daily at the Agreed Rate;

          "ALTERNATIVE SCHEME" is as defined in the Protection Regulations;

          "AVCS" means additional voluntary contributions paid by Members to the Pension Scheme other than those applied to purchase added years of pensionable service;

          "BUYER'S ACTUARY" means an Actuary appointed by the Buyer and notified to TXUEG for the purpose of this schedule. Until further notice by the Buyer, the Buyer's Actuary is Ian Edwards of Bacon & Woodrow, Epsom;

          "BUYER'S SCHEME" means the scheme described in paragraph 3 below, namely the London Electricity Group of the ESPS, and, where the context permits, includes its trustees;

          "COMPLETION" means completion of the transactions contemplated by clause 5 of this agreement and "COMPLETION DATE" means the date of Completion;

          "DUE PAYMENT DATE" means a date agreed between TXUEG and the Buyer which is no later than one month after all the Transfer Conditions have been satisfied provided they then remain satisfied;

          "EMPLOYEE" means any person who, at the Completion Date, is an employee of 24 Seven and "EMPLOYEES" shall be construed accordingly;

          "EXEMPT APPROVED SCHEME" has the same meaning as in section 592 of ICTA 1988 and "EXEMPT APPROVED" and "EXEMPT APPROVAL" shall be construed accordingly;

          "TXUEG'S ACTUARY" means an Actuary appointed by TXUEG and notified to the Buyer for the purpose of this Schedule. Until further notice, TXUEG's Actuary is Corinne Groves of Bacon & Woodrow, St. Albans;

          "INDEX" means an index at the Completion Date comprising as to:

          (a)  80 per cent. the FT-Actuaries all-share total return index; and

          (b) 20 per cent. the FT-Actuaries index of prices for British government stocks 5 to 15 years (assuming notional gross interest is reinvested in the same index at the end of each calendar month).

          If there is any difference between either of the FT-Actuaries indices as published in the press and the index in accordance with the basis agreed between the Financial Times, the Institute of Actuaries and the Faculty of Actuaries, the latter is used for the purposes of this Schedule;

          "INVESTMENT ADJUSTMENT" means the notional investment return, reduced by 0.1 per cent. per annum to take account of investment expenses, over the relevant period specified in this Schedule calculated by comparing the level of the Index at the close of business on the first day of that period with the level of the Index at close of business on the last day of that period or, if either of those days is not a day for which the indices comprising the Index are quoted, the level of the Index at the close of business on the previous day for which they were quoted is used;

          "JOINING DATE" means (a) 1st April 2002; or (b) such earlier date as the PSO may require; or (c) another date agreed between TXUEG and the Buyer, such agreement not to be unreasonably withheld or delayed, in any case unless the Buyer materially defaults on any obligation under paragraph 2 below and TXUEG notifies the Buyer that its participation is to end on an earlier date, such notice to be given four weeks before participation shall end in consequence of the Buyer's material default, in which case the day after the expiry of four weeks from such notice will be the Joining Date;

          "MEMBER" means, at any time or during any period specified in this schedule, an active member of the Pension Scheme in Pensionable Service (including a member who is temporarily absent under the Rules on maternity leave);

          "MEMBERS' CONTRIBUTIONS" for use in the Actuary's Letter means all contributions made by or in respect of Transferring Members with respect to the Participation Period other than AVCs and those described in paragraph 2(D)(ii) and (iv) below;

          "NON-CONSENTING MEMBER" means a person who is an Employee and a Member at any time during the Participation Period other than a Transferring Member;

          "OPTION FORM" means a form to be completed by Members and delivered to the Pension Scheme, to be in a form agreed by TXUEG and the Buyer, such agreement not to be unreasonably withheld or delayed, and including words substantially in the form set out in Appendix A;

          "PARTICIPATION PERIOD" means the period from and including the Completion Date up to but excluding the Joining Date.

          "PENSION SCHEME" means, and this Schedule applies to, the Eastern Group of the Electricity Supply Pension Scheme (the "ESPS") established by a resolution of the Electricity Council dated 28th January 1983, as amended. Where the context requires, the "PENSION SCHEME" includes its trustees;

          "PROTECTION REGULATIONS" means the Electricity (Protected Persons) (England and Wales) Pension Regulations 1990 (S1 1990 No. 346);

          "PROTECTED PERSON" is as defined in the Protection Regulations;

          "PSO" means the Pension Schemes Office of the Inland Revenue or its successor in function;

          "RETAINED COSTS" for use in the Actuary's Letter means a sum equal to 2 1/4 per cent. per annum of the total Salaries of Employees who are Transferring Members during the Participation Period (pro rated to the period of participation);

          "RULES" means, in relation to the Pension Scheme, the trust deeds, rules and other documents governing the Pension Scheme as identified to the Buyer;

          "SENIOR MANAGERS" means D.W. Owens, R.S. Thomas, R.M. Harpley, M.W. Bullock, P. Gibbons, C. A. Welch.

          "TRANSFER AMOUNT" means the amount that is calculated as specified in the Actuary's Letter. In calculating the Transfer Amount any benefits under the Pension Scheme which are attributable to AVCs paid by the Transferring Members and in respect of which the Transferring Members are not entitled to benefits based on their final pensionable earnings are disregarded;

          "TRANSFER CONDITIONS" means all of the following:

          (a) in all material respects (except in relation to paragraph (f) of this definition, where the Buyer shall comply absolutely) the Buyer has complied with the requirements of paragraphs 2 and 3 below and the Buyer's Scheme is as described in, and complies with, paragraph 3 below or TXUEG has, at its absolute discretion, waived such compliance;

          (b) neither the Buyer, any member of the Buyer's Group nor the Buyer's Scheme has made any statement to the effect that any benefit which is required to be provided under paragraph 3 below will be reduced or discontinued;

          (c) the Board of Inland Revenue has given written approval to the transfer of assets from the Pension Scheme to the Buyer's Scheme in respect of the Transferring Members and any condition to which that approval is subject is satisfied;

          (d) the Pension Scheme has received the Option Forms completed and signed by the Transferring Members;

          (e) the calculation of the Transfer Amount has become final and binding as set out in this schedule; and

          (f) the Buyer's Scheme complies with the minimum funding requirement (within the meaning of section 56, Pensions Act 1995) (the "MFR"), such that the value of the Buyer's Scheme's assets exceeds 100 per cent. of its liabilities as certified by the Buyer's Actuary to TXUEG's Actuary and there is a certified schedule of contributions in support of such valuation.

          "TRANSFERRING MEMBER" means a person:

          (a)  who is a Member at the Completion Date and an Employee;

          (b)  who is a Member immediately before the Joining Date;

          (c) who begins to accrue retirement benefits as stated in paragraph 3(B) below under the Buyer's Scheme as of the Joining Date; and

          (d) in respect of whom the Pension Scheme receives a signed Option Form with transfer payment selected, by the date specified in the form for its return, and who does not, before the Joining Date, withdraw his selection of that option, die or become entitled to the payment of immediate benefits under the Pension Scheme.

22   24 SEVEN'S PARTICIPATION IN THE PENSION SCHEME

(A) Subject to the treatment of the Pension Scheme as an Exempt Approved Scheme not being prejudiced and to the Buyer and 24 Seven complying with the terms of this Schedule, the Rules and all applicable statutory requirements, TXUEG will, subject to Inland Revenue approval, procure the continued participation of 24 Seven in the Pension Scheme during the Participation Period in respect of those Employees who are Members at the Completion Date in particular (but without prejudice to the generality of the foregoing) where those Members are Protected Persons.

(B) The Buyer (with such assistance from TXUEG as the Buyer may reasonably require) will make all necessary arrangements to obtain its own contracting-out certificate in relation to 24 Seven and will cause the Employees who are Members to be in contracted-out employment by reference to the Pension Scheme throughout the Participation Period and promptly after the end of the Participation Period will make all necessary arrangements to surrender that certificate as of the end of the Participation Period.

(C) The Buyer undertakes that it shall not, and undertakes to procure that 24 Seven and any member of the Buyer's Group shall not:

     (a) do or omit to do during or in respect of the Participation Period any act or thing which would or might adversely affect the Exempt Approval of the Pension Scheme or its status as a contracted-out scheme or cause the Pension Scheme to be in breach of any statutory requirement;

     (b) exercise any power or discretion of a Participating Employer under the Pension Scheme except on terms (whether as to payment of additional contributions or otherwise) which TXUEG agrees in writing (such agreement not to be unreasonably withheld).

(D) The Buyer will procure the prompt payment of the following in respect of those Employees who are Members during and in respect of the Participation Period from time to time:

          (i) employer's contributions for Members at the rate of 13 per cent. of their respective Salaries;

          (ii)  1 per cent. of Salary in respect of administration expenses;

          (iii) Member's contributions and Member's AVCs in accordance with the Rules; and

          (iv) an amount equal to the additional capital cost to the Pension Scheme of providing benefits on the termination of employment, early retirement or redundancy of Employees who do not become Transferring Members as calculated and advised as appropriate by the Pension Scheme's actuary in accordance with clause 13(1)(e) and rule 16 or 17 of the ESPS Rules.

(E) The Buyer shall procure that payment of the employer's and Members' contributions and other payments as stated in paragraph 2(D) above are made in cleared funds on the twelfth day of each month and will pay interest at the Agreed Rate on any amount due and unpaid from time to time. Payment under paragraph 2(D)(ii) shall be made to or to the order of TXUEG. Payments under paragraphs 2(D)(i), (iii), and (iv) shall be made to the Pension Scheme.

(F)  (a)  In this sub-paragraph (F):

          "LIMITED EARNINGS INCREASE" means, in relation to a Non-Consenting Member entitled to or accruing defined benefits other than just lump sum death in service benefits, an increase in earnings after the Completion Date that has the effect of increasing Pensionable Salary, compared to what Pensionable Salary would have been if his Contributing Service had ended at the Completion Date, by no more than a percentage equal to the assumption used for salary increases in the Actuary's Letter if the period between the Completion Date and the termination of his Contributing Service is one year and so in proportion for a period other than a year. This paragraph (F) applies separately in respect of each Non-Consenting Member.

     (b) The Buyer will pay to the Pension Scheme (or as it may direct) on demand an amount in cash equal to:

          (i) the amount by which the capital value of the benefits payable under the Pension Scheme to or in respect of any Non-Consenting Member is increased by an increase in earnings in excess of a Limited Earnings Increase by the Buyer (or by 24 Seven or any member of the Buyer's Group); plus

          (ii) interest at the Agreed Rate on the amount in sub-paragraph (i) above in respect of the period from (and including) the date on which the Non- Consenting Member ceases to be in Contributing Service by reference to the Pension Scheme up to (but excluding) the date on which final payment is made in accordance with this sub-paragraph.

          For the purposes of this sub-paragraph (F):

          (iii) the amount by which the capital value of the benefits is so increased is taken to be the amount by which A exceeds B where "A" is the capital value of the benefits payable under the Pension Scheme (whether immediately, prospectively or contingently) to or in respect of the Non-Consenting Member on and after the date on which the Non-Consenting Member ceases to be in Contributing Service and "B" is the capital value of the benefits which would have been so payable had earnings been increased by a Limited Earnings Increase;

          (iv) the amount by which the capital value of the benefits is so increased is calculated as at the date on which the Non-Consenting Member ceases to be in Contributing Service and on the basis of the assumptions and method set out in the Actuary's Letter in the same way as the unadjusted Transfer Amount is calculated;

          (v) paragraph 5 applies to the calculation referred to in sub-paragraph (iv) above mutatis mutandis; and

          (vi) payment in accordance with this sub-paragraph must be made within a period of 14 days after the calculation of the amount by which the capital value has been increased as mentioned in sub-paragraphs (iii) and (iv) above has become final and binding in accordance with sub-paragraph (v) above.

(G) The Buyer shall nominate, and shall procure that 24 Seven shall nominate, such person as TXUEG may direct for the purpose of any provision of or regulations made under the Pension Schemes Act 1993 or the Pensions Act 1995 which allow employers in multi-employer schemes to nominate a person to act for them for any purpose and that the Buyer will exercise, and shall procure that 24 Seven exercises any power and executes any document as TXUEG may reasonably require to implement the relevant provision and will not exercise any such power without TXUEG's consent, such consent not to be unreasonably delayed or refused.

(H) If any actuarial valuation of the Pension Scheme discloses an actuarial surplus, the principal employer of the Pension Scheme shall have no obligation to make arrangements to deal with any such surplus such that any part thereof shall be used for the benefit of the Buyer, 24 Seven and any member of the Buyer's Group or any Employee who is a Member. If any actuarial valuation of the Pension Scheme prepared under the terms of the ESPS discloses an actuarial deficit, the Buyer and 24 Seven shall have no obligation to fund or contribute towards such deficit.

(I) TXUEG shall provide on the Buyer's reasonable demand to the Buyer, on the expiry of the Participation Period, all relevant pensions data in respect of Transferring Members' participation in the Pension Scheme.

(J) The Buyer shall provide on reasonable demand to TXUEG accurate and complete payroll details to enable TXUEG efficiently to administer the Pension Scheme during the Participation Period in accordance with this schedule and in compliance with all legal requirements and regulations.

(K) The Buyer shall indemnify and keep indemnified TXUEG and any of TXUEG's Group in respect of any of the obligations of the Buyer under this paragraph 2.

(L) During the Participation Period, TXUEG will procure that no alterations are made to the benefits or contributions of any Employee who is a Member nor make any amendment which would reduce the Transfer Amount without the prior written consent of the Buyer and will not terminate contributions to the Pension Scheme.

(M) If any Member who receives an Option Form (as referred to paragraph 4(A)) does not transfer his past service rights to the Buyer's Scheme pursuant to the Option Form but does subsequently elect to transfer his past service benefits to the Buyer's Scheme within the period of two years from the Completion Date (each subsequent transfer to be referred to in this paragraph 2 as a delayed transfer) then the transfer payment from the Pension Scheme to the Buyer's Scheme in respect of that delayed transfer will be calculated on the same basis as if the Member had elected to transfer his past service benefits pursuant to the Option Form.

     Paragraph 5 and 8 of this schedule shall apply to delayed transfers as if they were transfers pursuant to the Option Form.

(N) The Buyer acknowledges that benefits up to Inland Revenue limits for two of the Senior Managers, D.W. Owens and R.S. Thomas, are provided by the Pension Scheme and the balance of benefits for those individuals is provided by 24 Seven on an unfunded, unapproved basis. In relation to D.W. Owens' benefits within the Pension Scheme, the Buyer further acknowledges that D.W. Owens' Pensionable Salary is expressed to include the amount of his annual cash bonus.

(O) During the Participation Period the Buyer will procure the prompt payment to TXUEG of an amount not exceeding (pound)1,000,000 in relation to the arrears of 24 Seven's contributions for the period from 1st April 2001 to the Completion Date and the augmentation value relating to 24 Seven Senior Managers' and P.R. Harvey's enhanced benefits for service up to the Completion Date, in respect of benefits that are approved by the PSO.

     In the event that the Completion Date is after 31st December, 2001, the amount of (pound)1,000,000 shall be increased by such an amount to reflect this delay as shall be agreed between TXUEG's Actuary and the Buyer's Actuary.

23   BUYER'S SCHEME

(A)  PARTICULARS OF SCHEME

     Not later than three months before the Joining Date the Buyer shall:

     (a)  procure that 24 Seven shall participate in the Buyer's Scheme; and

     (b) provide to TXUEG particulars of the group of the ESPS that the Buyer intends to be the Buyer's Scheme for the purposes of this schedule. For Members entitled to or accruing defined benefits other than just lump sum death in service benefits, the scheme (or each such scheme) must be a scheme which as at the Due Payment Date satisfies the terms of paragraph 3(B) below.

(B)

(a)  General conditions
     ------------------

     The Buyer will procure that at the Joining Date the Buyer's Scheme:

     (i)   is established and wholly administered in the United Kingdom;

     (ii) is Exempt Approved under chapter 1 of part XIV of ICTA 1988 (or designed so as to be capable of such approval) as an occupational defined benefits scheme; and

     (iii) is contracted-out and a scheme to which the Pension Scheme is permitted by law to make a transfer payment in respect of the entire rights under the Pension Scheme of the Transferring Members (including rights to guaranteed minimum pensions and section 9(2B) rights).

(b)  Future service benefits
     -----------------------

     The Buyer will, and will procure that the Buyer's Scheme will, make the offers described below and provide as at and from the Joining Date the benefits described below in respect of persons who accept the offers. Each Employee will be offered, in relation to employment from and after the Joining Date, membership of the Buyer's Scheme on the following basis:

     (i) with benefits that TXUEG's Actuary and the Buyer's Actuary shall agree mirror those that would prospectively have been provided (including where such benefits comprise enhancements granted on an individual basis for the Senior Managers where such enhanced benefits may be provided inside or outside the Buyer's Scheme on a funded or unfunded basis) by the Pension Scheme and, in respect of the Senior Managers, by 24 Seven, to and in respect of that Member if he had continued in membership after the Joining Date (assuming that the Pension Scheme and the Senior Managers' enhanced benefits are not altered after the date of this agreement except as mentioned in any document disclosed to the Buyer as part of the transaction in which this agreement was made) and taking account of the required amounts of Members' contributions including the current member contribution reduction until 31st March 2002 but not any member contribution reduction thereafter. The offer will not be conditional on the Employee agreeing to transfer to the Buyer's Scheme the value of his accrued rights in the Pension Scheme; and

     (ii) the Buyer will procure that Members at the Completion Date can continue to convert AVCs into benefits on the same terms applicable in the Pension Scheme at the Completion Date. Where a Transferring Member was purchasing added years while participating in the Pension Scheme, the Buyer will make arrangements that mirror those under the Buyer's Scheme.

(c)  Past service benefits
     ---------------------

     (i ) The Buyer will, and will procure that the Buyer's Scheme will, make the offers described below and, in consideration of receipt of the Transfer Amount, provide the benefits described below in respect of persons who accept the offers.

     (ii) Each person who is an Employee and a Member at the Joining Date in respect of his Contributing Service in the Pension Scheme will be offered benefits that TXUEG's Actuary and the Buyer's Actuary shall agree mirror those applying (including where such benefits comprise enhancements granted on an individual basis for the Senior Managers, where such enhanced benefits may be provided inside or outside the Buyer's Scheme on a funded or unfunded basis) for and in respect of him under the Pension Scheme and, in respect of the Senior Managers, granted by 24 Seven immediately before the Joining Date in relation to his Contributing Service.

     (iii) Each person referred to above who has paid additional voluntary contributions will, subject to receipt of assets representing the person's AVCs, be offered benefits which are at least equal in value to the amount to be paid by the Pension Scheme to the Buyer's Scheme in respect of additional voluntary contributions and provide such benefits (in addition to any others) for and in respect of each such person who becomes a Transferring Member.

     (iv) In respect of additional voluntary contributions to the Pension Scheme that have been made to buy added years under that scheme, the Buyer shall offer benefits that mirror the extent permitted by the PSO, those provided in the Pension Scheme with respect to the same service and contributions. To the extent that benefits of Protected Persons cannot be mirrored because of PSO limits, benefits of equal value to those that cannot be mirrored will be provided in the Buyer's Scheme to the extent possible within PSO limits.

     (v) The Buyer shall procure that the Buyer's Scheme contains a rule the same as Rule 8(3) of the Rules with respect to the benefits that Employees who are Members who join the Buyer's Scheme accrue under the Buyer's Scheme based on the level of Salary that would have applied for the purpose of the option under that Rule 8(3) had the Employee continued as a Member.

     (vi) The Buyer shall procure that each Transferring Member is given the same period of (in terms of months and years) Contributing Service as that which that Transferring Member had under the Pension Scheme.

24   NOTICES TO EMPLOYEES

(A) Not later than two months before the Joining Date the Buyer will issue a notice in a form agreed by TXUEG and the Buyer, (such agreement not to be unreasonably withheld or delayed) to the Employees who are Members inviting them to join the Buyer's Scheme for future service and offering them the ability to transfer the value of their accrued rights under the Pension Scheme to the Buyer's Scheme by completing an Option Form, such Option Form to be returned no later than one week before the Joining Date. The notice shall explain the options available to the persons concerned under the Pension Scheme in respect of their accrued rights.

(B) This paragraph 4 shall not apply where the Joining Date is accelerated because of the Buyer's default. The Buyer shall supply to TXUEG the draft notice for TXUEG's comments three weeks before the draft notice shall be issued to Members. TXUEG shall supply its comments on the draft notice to the Buyer within two weeks of its receipt. The Buyer will then submit a further draft to TXUEG having considered TXUEG's comments for final agreement within one week, such agreement not to be unreasonably withheld. The Buyer will issue the notice and the Option Form to the relevant Employees as soon as reasonably practicable thereafter.

(C) The parties acknowledge the obligations of the Pension Scheme under Regulation 27A of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 and will co-operate with each other and the Pension Scheme with a view to assisting the Pension Scheme in complying with that Regulation.

25   CALCULATION OF TRANSFER AMOUNT

     The Buyer shall provide to TXUEG any documents and information which is reasonably required for the calculation of the Transfer Amount. TXUEG's Actuary will calculate the Transfer Amount as soon as reasonably practicable and in any event within two months following the Joining Date or two months following receipt of the documents and information required for the calculation of the Transfer Amount if later. As soon as reasonably practicable and in any event within 14 days after TXUEG's Actuary has calculated the Transfer Amount (excluding the amount of the interest and Investment Adjustment but including particulars of the manner in which they are to be calculated) TXUEG will notify the Buyer of the result of that calculation and supply to the Buyer's Actuary particulars of the calculation and the data on which it is based which he reasonably requires to enable him to check that the calculation is mathematically correct and made in accordance with the provisions of this schedule. The Buyer's Actuary has one month from the date on which those particulars and data have been supplied to him in which he may raise any objection that the calculation is incorrect. The calculation will be final and binding on TXUEG and the Buyer on the later of:

     (i) if the Buyer's Actuary raises no objection within the terms mentioned above, the expiry of the period mentioned above in which he may raise an objection;

     (ii) if the Buyer's Actuary raises an objection as mentioned above, the date of a subsequent written agreement between TXUEG's Actuary and the Buyer's Actuary that the calculation (or revised calculation) is correct; or

     (iii) if a reference is made to an independent actuary under paragraph 11 below, the date of his determination of the disputed issue.

26   TRANSFER OF TRANSFER AMOUNT AND AVCS

(A) TXUEG will use all reasonable endeavours to procure that on the Due Payment Date the Pension Scheme transfers to the Buyer's Scheme the Transfer Amount and the assets representing, as at the date of transfer, the AVCs paid by the Transferring Members together with the accrued investment returns on such AVCs.

(B) The Buyer will seek promptly from the Board of Inland Revenue approval to the transfer of assets from the Pension Scheme to the Buyer's Scheme in respect of the Transferring Members and, at the Buyer's request, TXUEG will supply promptly to the Buyer the documents and information which the Buyer reasonably requires for this purpose.

27   FORM OF TRANSFER

     TXUEG and the Buyer will use all reasonable endeavours to secure agreement between the Pension Scheme and the Buyer's Scheme respectively as to the particular assets to be transferred representing the Transfer Amount. If agreement is not reached by the Due Payment Date, a transfer will be made in cash with a reduction of 1 per cent.. Any securities to be transferred will be valued at the mid-market price at the close of business on The London Stock Exchange on the day before the date of transfer.

28   PAYMENTS BY TXUEG AND BUYER

(A) If the Transfer Amount is not transferred in full to the Buyer's Scheme within one week after the Due Payment Date as provided for in paragraph 6 above, TXUEG shall, subject to sub-paragraphs (B) and (C) below, not later than one month after receipt of a written demand from the Buyer, pay to the Buyer, by way of an adjustment of the Purchase Price, the following amount:

     (a) if some assets have been transferred from the Pension Scheme to the Buyer's Scheme (whether before or after that written demand is received) - the amount by which the Transfer Amount (calculated as at the date on which those assets were transferred) exceeds the value so transferred but the excess for this purpose shall:

          (i) be the excess adjusted by the Investment Adjustment from (and including) the date of that transfer up to (but excluding) the date of payment by TXUEG pursuant to this sub-paragraph; and

          (ii) be reduced (after the adjustment in sub-paragraph (i) above) if, despite some assets having been transferred to the Buyer's Scheme, any benefit remains payable to or in respect of a Transferring Member under the Pension Scheme; the reduction will be by the aggregate of the cash equivalents of those benefits; or

     (b) if no assets have been transferred - the amount by which the Transfer Amount (calculated as at the date on which payment is made to the Buyer in accordance with this sub-paragraph) exceeds the aggregate of the cash equivalents of the benefits remaining payable to or in respect of the Transferring Members under the Pension Scheme when payment is made in accordance with this sub-paragraph;

     less (in either case):

     (c) any amount due after any Investment Adjustment from the Buyer to TXUEG or the Pension Scheme under this schedule; and

     (d) (pound)7,000,000 as adjusted (from the Completion Date to the actual date of payment by TXUEG to the Buyer pursuant to this paragraph) by the Investment Adjustment.

     For the purpose of this sub-paragraph each of the Transferring Members in respect of whom benefits are so payable shall be deemed to have a right to a cash equivalent.

     The amount derived under sub-paragraphs (a) to (d) above is referred to below as the "SHORTFALL". (If the amount in sub-paragraph (d) above is greater than the amount derived under sub-paragraphs (a) to (c) above there will be no Shortfall.)

(B) If any of the Transfer Conditions ceases to be fulfilled or effective, the Buyer shall not demand payment pursuant to sub-paragraph (A) above and the time limit referred to in sub-paragraph (A) above will not commence, or (if any of the Transfer Conditions cease to be fulfilled or effective after the time limit has started to run) will be suspended, until all those conditions are again fulfilled and effective.

(C) No payment shall be due from TXUEG pursuant to sub-paragraph (A) above if the reason for the Transfer Amount (or part of it) not having been transferred to the Buyer's Scheme by the expiry of the time limit referred to above is the failure of the Buyer's Scheme for whatever reason to accept the whole or any part of the Transfer Amount or if the reason is any other reason outside the control of TXUEG or the Pension Scheme but, if no payment is due from TXUEG because of any such other reason outside the control of TXUEG or the Pension Scheme, payment will become due (subject to the other provisions of this paragraph) if and when such reason ceases to exist.

(D) If payment is made by TXUEG in accordance with sub-paragraph (A) above the amount of that payment will be deducted from the amount otherwise payable under paragraph 6 of this schedule.

(E)  If TXUEG pays to the Buyer an amount pursuant to this paragraph:

     (i) forthwith following TXUEG making the payment the Buyer shall procure that an amount equal to the payment shall be contributed to the Buyer's Scheme; and

     (ii) the Buyer, 24 Seven and all members of the Buyer's Group shall take all reasonable steps (including the claiming of any relevant deduction from profits and any repayment of tax) to maximise the Aggregate Tax Benefit, and the Buyer shall, 14 days after the earlier of the date on which the Aggregate Tax Benefit has been finally determined by the Inland Revenue (allowing for the maximum permitted spread under accounting principles and ICTA 1988) and the date which falls 4 years after the Completion Date (in which case it shall be a best estimate of the Aggregate Tax Benefit agreed between the Buyer and TXUEG), pay to TXUEG, by way of adjustment to the Purchase Price, an amount equal to the Aggregate Tax Benefit, adjusted (if payment is not made within the 14 day period) by the Investment Adjustment from (and including) the earlier of those two dates to (but excluding) the date of payment.

(F) (a) Subject to paragraph (F)(b), if, for a reason outside TXUEG's control, the value of the aggregate of the assets transferred by the Pension Scheme to the Buyer's Scheme and the assets transferred by TXUEG to the Buyer under this paragraph (in the case of non-cash assets based on the value of the assets transferred as at the date of transfer) exceeds the Transfer Amount, the Buyer shall, within one month of such an excess having been transferred, pay to TXUEG, by way of an adjustment of the Purchase Price, a sum in cash equal to such excess (less a best estimate agreed between TXUEG and the Buyer of the Aggregate Tax Benefit which the TXUEG Group has obtained or could have obtained as a result of paying the excess into the Pension Scheme by way of contribution ) adjusted by the Investment Adjustment from (and including) the date of transfer of the excess to the Buyer's Scheme up to (but excluding) the date of payment of the excess by the Buyer to TXUEG.

     (b) If the reason for such payment in excess of the Transfer Amount is one of manifest error, the Buyer and TXUEG will first use all reasonable endeavours (and subject to any legal and Inland Revenue restrictions) to procure that the trustees of the Buyer's Scheme return the excess to the trustees of the Pension Scheme and, to the extent that this is possible and practical, the provisions of paragraph (a) above shall not then apply.

(G)       In this paragraph 8:

          "BUYER'S GROUP" means the Buyer and any company which is a member of the same group of companies as the Buyer for the purposes of Chapter IV of Part X of ICTA 1988 and "member of the Buyer's Group" means any such company.

          "TXUEG GROUP" means TXUEG and any company which is a member of the same group of companies as TXUEG for the purposes of Chapter IV of
          Part X of ICTA 1988 and "member of the TXUEG Group" means any such company.

          "TAX BENEFIT" means the aggregate of the amount by which the relevant company's liability to pay corporation tax is or will be reduced and the amount of any repayment of corporation tax to which the relevant company is or will be entitled, which, in either case, arises as a result of the contribution referred to in (E)(i) or (F)(a) above (including any such reduction or right which is attributable to a surrender by way of group relief or consortium relief under sections 402 to 413, ICTA 1988 of a loss which arises as a result of the payment of the contribution); and

          "AGGREGATE TAX BENEFIT" means, in (E) above, the aggregate of any Tax Benefits arising to the Buyer, 24 Seven and the Buyer's Group in respect of the contribution referred to in (E)(i) and (F) above the aggregate of the actual Tax Benefit (or potential Tax Benefit that would have arisen if the contribution had been paid into the Pension Scheme) arising to TXUEG and any member of the TXUEG Group in respect of the contribution referred to in (F)(a).

29   TXUEG'S PROTECTION

(A)  In this paragraph:

     "CLAIM" means a claim relating to:

     (a)  any Relevant Benefit; and/or

     (b) access to any Relevant Benefit or to a scheme providing any Relevant Benefit,

     attributable to employment from and after Completion or, in the case of a Transferring Member (or any person claiming through or in respect of him), attributable to employment before or after Completion, which it is alleged

     TXUEG or the Pension Scheme is liable to provide for or in respect of a Transferring Member.

     "CLAIMANT" means an Employee or any person claiming benefit through or in respect of him.

     "LIABILITY" includes any compensation, damage, loss or requirement of any court, industrial tribunal or Pensions Ombudsman order, award or direction, and costs and expenses properly incurred.

     "LIABILITY AMOUNT" means the amount of any Liability incurred or sustained by TXUEG or any member of the Pension Scheme or the Pension Scheme arising out of or in connection with a Claim by a Claimant.

     "RELEVANT BENEFIT" is construed in accordance with section 612 of the Income and Corporation Taxes Act 1988.

(B) 24 Seven will indemnify, and keep indemnified on an after tax basis, TXUEG, each member of the TXUEG Group and the Pension Scheme against any Liability Amount and any liability referred to in paragraph 9(E).

(C) To the extent that this indemnity relates to a Claim against a member of the TXUEG Group (other than TXUEG) or the Pension Scheme, TXUEG holds the benefit of the indemnity as trustee for that member or the Pension Scheme (as the case may be). Without prejudice to the ability of that person to enforce the indemnity, TXUEG as trustee for him may enforce the indemnity.

(D) In quantifying any Liability Amount, the assumptions set out in the Actuary's Letter shall be applied as nearly as practicable and, in default of agreement as to how it should apply, the disagreement shall be resolved in accordance with paragraph 11.

(E) The liability referred to in paragraph 9(B) is any liability arising under Regulation 19 of the Protection Regulations relating to the Employees (or any of them) in respect of a duty imposed on 24 Seven or on any person who becomes the employer of any of the Employees by reason of action (including but not limited to a transfer of share capital or undertaking) by 24 Seven or by any such person. This indemnity is without prejudice to any indemnity to which TXUEG is entitled under Regulation 20 of the Protection Regulations.

(F) The Buyer shall guarantee the obligations of 24 Seven under this paragraph 9 and to the extent that 24 Seven does not meet its obligations under this paragraph 9, the Buyer shall be primarily liable to do so.

(G) If TXUEG becomes aware of any claim, action or demand brought or made by anyone against TXUEG or the Pension Scheme or a matter which is reasonably likely to give rise to such a claim, action or demand, TXUEG shall promptly give written notice to the Buyer of such a claim, action or demand. The Buyer shall be wholly responsible for the conduct of such a claim and may settle or compromise any such claim if it thinks fit. TXUEG shall give the Buyer all such information, documents and access to personnel as the Buyer may reasonably request to enable the Buyer to deal with such claims.

30   NO ASSISTANCE

     The Buyer agrees that it will not, and will procure that the Buyer's Scheme and the Buyer's Group will not, take any action or provide any assistance to any person (direct or indirect) which might result in the Pension Scheme transferring a smaller or a larger amount than the Transfer Amount and the assets representing Transferring Members' AVCs to the Buyer's Scheme. This undertaking does not apply to any obligation that the Buyer or the Buyer's Scheme may have to pay the costs or the expenses of the trustees or members of the Buyer's Scheme or where the Buyer or the Buyer's Scheme is under a legal obligation to provide information to any party.

31   DISPUTES

(A) Any dispute between TXUEG and the Buyer or between TXUEG's Actuary and the Buyer's Actuary concerning the calculation of the Transfer Amount or compliance with paragraph 2, 3 and paragraph 9 as it relates to the actuarial assumptions described in paragraph 9(D) above shall, in the absence of agreement between them within one month of the party concerned having notified the other in writing of the dispute, be referred to an independent actuary chosen by agreement between TXUEG and the Buyer or, failing agreement, appointed by the President for the time being of the Institute of Actuaries at the instance of either party. The independent actuary shall determine the disputed matter in accordance with this schedule (including the Actuary's Letter) acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent Actuary and of the President shall be borne equally between TXUEG and the Buyer, except that the independent actuary shall have power to determine, at the request of either of TXUEG or the Buyer, that the fees and expenses shall be borne exclusively by TXUEG or the Buyer or in such proportions as the independent actuary may determine and any such determination shall be final and binding.

(B) Any dispute between TXUEG and the Buyer concerning the calculation of the Aggregate Tax Benefit for the purpose of paragraph 8 shall, in the absence of agreement between them within one month of the party concerned having notified the other in writing of the dispute, be referred to an independent accountant chosen by agreement between TXUEG and the Buyer or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants, at the instance of either party. The independent accountant shall determine the disputed matter acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent accountant and of the President shall be borne equally between TXUEG and the Buyer, except that the independent accountant shall have power to determine, at the request of either of TXUEG or the Buyer, that the fees and expenses shall be borne exclusively by TXUEG or the Buyer or in such proportions as the independent accountant may determine and any such determination shall be final and binding.

32   WARRANTY

(A) TXUEG warrants to the Buyer that the accrued value as at 16th November, 2001 (using the Actuary's Letter) of the unfunded, unapproved benefit promises provided by 24 Seven for D.W. Owens and R.S. Thomas does not exceed the amount of (pound)300,000.

(B) No claim shall be brought against TXUEG unless the Buyer shall have given to TXUEG written notice of such claim specifying the Buyer's then best estimate of the amount claimed (detailing the Buyer's calculation of the loss alleged to have been suffered by it) on or before the second anniversary of Completion.

     In addition, the liability of TXUEG under this paragraph shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within nine months of the service of such notice (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and served upon TXUEG).

33   UNDERTAKING

     The Buyer shall co-operate with TXUEG in order to enable TXUEG to obtain a new contracting-out certificate in its name or the name of any member of the TXUEG Group.

34   INDEMNITY

     Other than in respect of the Buyer's payment of employer's contributions during the Participation Period as set out in this schedule, TXUEG shall indemnify the Buyer on an after tax basis against all costs, liabilities and expenses arising or which may arise out of the operation of section 75 of the Pensions Act 1995 in respect of the Participation Period, except where such cost is attributable to an act or omission of the Buyer or any of 24 Seven Utility Services Limited and 24 Seven Contract Services Limited or any of the Buyer's Group.

                                   APPENDIX A
                                   OPTION FORM

TO BE COMPLETED AND RETURNED TO [               ] BY [                   ]

To:  The trustees of the Pension Scheme (the "[           ] SCHEME")


I have read and understood the notice dated [ ], in which the [Buyer's Scheme] (the "[ ] SCHEME") has offered to provide benefits in respect of my Pensionable Service/Contributing Service under the Pension Scheme up to [Joining Date] and in which the options available to me in respect of my accrued rights under the Pension Scheme have been explained.

I have had the opportunity to take independent financial advice before completing this form.

PLEASE SPECIFY WHICH ONE OF THE OPTIONS YOU SELECT BY TICKING THE BOX ALONGSIDE IT AND THEN SIGNING AND COMPLETING THIS FORM

OPTION A - TRANSFER TO [BUYER'S] SCHEME
I have applied to become a member of the [Buyer's]
Scheme with effect on and from [Joining Date]. I
request the trustees of the Pension Scheme to
transfer  the  value of all  benefits  relating                     -----
to my  membership  of thePension  Scheme  which
have  accrued  to or in  respect  of me under  the                   BOX
Pension Scheme to the trustees of the [Buyer's]
Scheme to secure benefits for me as mentioned  in                   -----
the notice referred to above. I understand and acknowledge that in complying with this request the trustees of the Pension Scheme will be discharged from any obligation to provide benefits to me or any person claiming under me or in respect of my membership.

B - OTHER OPTIONS
I do not  want  to  transfer  the  value  of my  accrued
benefits  to the [Buyer's]  Scheme.  I  request the
Pension  Scheme  to send  me  further details                       -----
details of the alternative options which I have.
                                                                     BOX

                                                                    -----

IMPORTANT - PLEASE NOTE THAT THE BENEFITS OFFERED IN OPTION A WILL BE AVAILABLE ONLY IF THIS FORM IS RETURNED, DULY COMPLETED, BY


Signature .......................      Date ...................................

Name ............................)
                                 ) block capitals
Address .........................)             National Insurance No. ..........

                                   APPENDIX B


BACON & WOODROW

Actuaries and Consultants

Ivy House, 107 St. Peter's Street, St. Albans, Herts AL1 3EW
Tel: +64 1727 855566  Fax: +44 1727 834343
www.bacon-woodrow.com


         Private & Confidential

         Mr. I Edwards                                         16 November 2001
         Bacon & Woodrow
         Parkside House                                Out Ref: CAG/saf0535-doc
         Ashley Road
         Epson
         Surrey
         KT18 5BS

         Dear Ian

         Project Pear (24 Seven)

         This is the Actuary's Letter referred to in Schedule 3 of the Agreement relating to Pensions.

         Yours sincerely
         For Bacon & Woodrow

         /s/ Carinae Groves
         ------------------
         Mrs. C.A. Groves
         (TXUEG's Actuary)

         Countersigned

         /s/ Ian Edwards
         -----------------
         Mr. I. Edwards
         (Buyer's Actuary)

         Enc.

BACON & WOODROW

Actuaries and Consultants

                                       TXU

  Actuarial Methods and Assumptions for the calculation of the Transfer Amount for Pension Scheme members as defined in Schedule 3 - Pensions

1.       Actuarial Method

         The past service liabilities will be calculated for the Transferring Members in accordance with the actuarial assumptions set out in section 2 below using pensionable service to and Salary or Pensionable Salary (as the case requires) over the year to the Completion Date, and adjusted to the Actual Payment Date in accordance with the provisions in sections 3 and 4 below. The past service liabilities will be based on the benefit structure applying for and in respect of such Transferring Member immediately prior to the Completion Date.

         For this purpose pensionable services includes any additional service resulting from a previous transfer in or the accrued part of any added years secured by additional member contributions. In the event that a Transferring Member's Salary or Pensionable Salary represents less than a full year, it should be grossed up to the annual equivalent.

         For the avoidance of doubt the past service liabilities shall include the accrued element of the Transferring Member's ill health pension and death in service pensions. It shall take no account of benefits for service after the Completion Date.

2.       Actuarial Assumptions

         Investment Return              The annualized gross redemption yield
                                        on the FT-Actuaries 20 year Gilt
                                        Index (at close of business on the day
                                        before the Completion Date), plus 1.75%
                                        pa prior to retirement/0.75% pa after
                                        retirement, rounded to the nearest 0.01% pa compound

         Increase in prices             100 x  [(11 + G) / (1+  I) - 1] % pa
                                        where G is the annualized gross
                                        redemption yield on the FT-Actuaries 20
                                        Year Gilt Index (at close of business on the day before the Completion Date) and I is the arithmetic average of the annualized gross redemption yields on the FT-Actuaries Over 5 Year
                                        Index-Linked Gilt Index with 0% and 5%
                                        inflation (at close of business on the
                                        day before the Completion Date),
                                        respectively. The figures shall be
                                        rounded to the nearest 0.01% pa compound

         Salary or Pensionable Salary   1.0% pa (with no averaging at the
         increases in excess of         assumed date of  exit from active
         increases in prices            membership) plus an allowance for
                                        promotional increases in line with the
                                        attached table

         Increases in Section 148       1.0% pa
         Orders in excess of
         increases in prices

         Increase to pensions once in   In line with increases in prices plus
         payment                        0.2% pa on pensions in excess of GMPs

                                        Nil on GMPs accrued before 6 April 1988

                                        In line with increases in prices, less
                                        0.4% pa, on GMPs accrued after 5 April
                                        1998

         Increases to pensions and      In line with increases in prices on
         lump sums in deferment         pensions in excess of GMPs

BACON & WOODROW

Actuaries and Consultants


         Withdrawals                    In accordance with attached table

         Age basis                      Age nearest birthday

         Death in service and in        In accordance with standard tables,
         deferment                      adjusted as follows:


                                        Males        75% of AM92 unrated

                                        Females      75% of AF92 unrated

         Retirement in normal health    Average age of retirement is assumed to
                                        be 60 for all members

         Retirement from deferment      At the member's Normal Pension Age
                                        applying under the Rules of the Scheme,
                                        with a 17% reduction for early payment
                                        of pre-17 May 1 1990 benefits for pre-1
                                        April 1989 male joiners under ESPS

         Retirement in ill-health       In accordance with attached table
         (for ESPS members only)

         Death after retirement         In accordance with the standard table
                                        PMA92/PFA92 (base year 2020), related up in age as follows:

                                        Males (normal health)         + 1 year
                                        Males (ill-health)            + 9 years
                                        Females (normal health)       + 2 years
                                        Females (ill-health)          + 9 years
                                        Widow                         + 2 years
                                        Widowers                      + 2 years

         Family Details                 90% of members are assumed to be married
                                        at retirement or death before retire-
                                        ment. A man is assumed to be 2 years
                                        older than his wife.

3.       Market Value Adjustment

         The liabilities assessed using the above actuarial assumptions shall be increased to the Actual Payment Date by assuming investment at the Completion Date in the following indices:

         1.       80% in the FT - Actuaries All-Share index

         2.       20% in the FT - Actuaries 5-15 Years Fixed Interest Gilt
                  Index.

         The value shall be increased to the Actual Payment Date by reference to the published total return indices reduced by 0.1% pa to allow for investment expenses. More precisely, the total return on the portion in each of 1 or 2 above before reduction for investment expenses will be determined as the total return index at close of business on the last working day before the Accrual Payment Date divided by the total return index at close of business on the last working day before the Completion Date. The market value of the liabilities at the Accrual Payment Date is then the product of a) and b) below reduced by 0.1% pa between Completion Date and Actual Payment Date

                  a)    the market value of the liabilities at Completion Date

                  b) the sum of the ratios of the relevant total return indices multiplied by the national investment in those indices at the Completion Date

BACON & WOODROW

Actuaries and Consultants


4.       Transfer Amount

         The Transfer Amount at the Actual Payment Date will be:

         a) the value of the liabilities at the Actual Payment Date as calculated under 3 above, plus

         b) the Members' Contributions less the Retained Costs having adjusted each net contribution between the day of receipt by the Pension Scheme of the relevant contribution to the Actual Payment Date, by the ratio of the total index of the FT-Actuaries All-Share index at close of business on the last working day before the Actual Payment Date to the total return index of the FT-Actuaries All-Share index at close of business on the last working day before the day of receipt by the Pension Scheme of the relevant contribution

         c) the value, if any, at Joining Date calculated using the actuarial assumptions in 2. above of contributions at the rate of 1% of Salaries payable monthly in arrears from Completion Date to 31 March 2002 in respect of Transferring Members who were Members of the Eastern Group of ESPS on 31 March 1999 and who remain as such immediately before Joining Date and who agree to join the Buyer's Scheme from the Joining Date. This value shall be adjusted between Joining Date to the Actual Payment Date by the ratio of the total return index of the FT - Actuaries All-Share Index at close of business on the last working day before Actual Payment Date to the total return index of the FT - Actuaries All-Share index at close of business on the last working day before Joining Date

BACON & WOODROW

Actuaries and Consultants

                                       TXU

               ACTUARIAL ASSUMPTIONS - TABLES OF ASSUMED RATES OF
       ILL-HEALTH RETIREMENT, WITHDRAWALS AND PROMOTIONAL SALARY INCREASES

                 ILL-HEALTH(1)                                  WITHDRAWALS(1)             PROMOTIONAL
                                                                                           SALARY SCALE

      AGE             MALES          FEMALES           MALES            FEMALES           MALES & FEMALES
       20               0               0              7,500            15,000                 1.000
       21               0               0              7,500            15,000                 1,070
       22               0               0              7,500            15,000                 1,114
       23               0               0              7,620            14,678                 1,224
       24               0               0              7,358            15,118                 1,309
       25              33               0              6,420            15,345                 1,400
       26              40               0              5,828            15,728                 1,449
       27              40               0              5,228            15,833                 1,499
       28              47               0              4,628            15,645                 1,551
       29              47               0              4,238            14,948                 1,604
       30              58              45              3,855            13,905                 1,660
       31              65              60              3,473            12,555                 1,702
       32              73              75              3,113            11,235                 1,745
       33              87              90              2,783             9,960                 1,789
       34              95              105             2,535             9,195                 1,834
       35              102             120             2,310             8,490                 1,880
       36              117             135             2,123             7,845                 1,922
       37              127             150             1,943             7,290                 1,965
       38              143             180             1,778             6,818                 2,009
       39              162             210             1,665             6,270                 2,054
       40              180             240             1,568             5,813                 2,100
       41              207             270             1,478             5,415                 2,129
       42              233             300             1,395             5,048                 2,159
       43              260             360             1,313             4,688                 2,189
       44              287             420             1,238             4,320                 2,219
       45              312             480             1,163             3,968                 2,250
       46              345             540             1,080             3,630                 2,266
       47              392             600             1,005             3,308                 2,282
       48              432             630              923              2,993                 2,298
       49              497             660              833              2,738                 2,314
       50              590             690              750              2,498                 2,330
       51              710             720               0                 0                   2,330
       52              828             750               0                 0                   2,330
       53              968            1,050              0                 0                   2,330
       54             1,148           1,350              0                 0                   2,330
       55             1,347           1,650              0                 0                   2,330
       56             1,598           1,950              0                 0                   2,330
       57             1,877           2,250              0                 0                   2,330
       58             2,235           2,550              0                 0                   2,330
       59             2,672           2,850              0                 0                   2,330
       60             3,235           3,150              0                 0                   2,330
       61             3,925           3,450              0                 0                   2,330
       62             4,687           3,750              0                 0                   2,330
       63             0.00            0.00               0                 0                   2,330

1    The figures shown are the number of ill-health retirements and withdrawals during the year per 100,000 members at the beginning of each year.



EXECUTION PAGE


TXUEG

SIGNED by                          )
for and on behalf of               )          KEN MCLEOD
TXU EUROPE GROUP PLC               )          ..................................
                                              Director / duly authorised




THE BUYER

SIGNED by                          )
for and on behalf of               )          ROBERT HIGSON
LONDON ELECTRICITY GROUP PLC       )          ..................................
                                              Director / duly authorised






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